Exhibit 99.3

[SeaChange Logo]

NEWS RELEASE

For more information:	John Coulbourn SeaChange International 978-897-0100 x3098 johnc@schange.com	Martha Schaefer SeaChange International 978-889-3030 mschaefer@schange.com

SEACHANGE BOARD OF DIRECTORS ADDS MARY PALERMO COTTON

Cotton Brings Corporate Finance and Operations Expertise

and Board Experience to Leading Digital Video Systems Company

MAYNARD, Mass. (Oct. 6, 2004) – SeaChange International (Nasdaq: SEAC) has strengthened its board of directors with the appointment of its fifth member, Mary Palermo Cotton. Cotton is a veteran software industry executive whose expertise and accomplishments span public company finance and operations.

Cotton was most recently COO of Aspen Technology Inc., a publicly-traded software company focused on process automation. Over the course of 15 years with Aspen – including nine years as CFO and two years as an EVP leading multiple product lines – Cotton managed that company’s vigorous growth from a $6 million private venture to an international market leader reporting $320 million in revenues. During that time, Cotton executed Aspen’s IPO and three other public offerings that raised $200 million. Her successful implementation of Aspen’s aggressive consolidation strategy included the acquisition of 20 software and services firms and the creation of a $110 million service organization with 600 employees.

Previously, Cotton was a corporate board director for Precise Software Solutions from its IPO until its acquisition by VERITAS Software. She was that board’s audit committee chairman and was also a compensation committee member. Earlier finance posts included Arthur Andersen & Co., LLP, where Cotton was a senior auditor on the accounting firm’s small technology business. She graduated magna cum laude from Boston College.

“Mary’s expertise in public company finance and growth situations will prove invaluable to SeaChange as it continues to increase its worldwide presence, market share and assets,” said Bill Styslinger, chairman, president and CEO of SeaChange. “Mary’s involvement helps SeaChange fulfill the requirement of the Sarbanes-Oxley Act for an audit committee financial expert and adds new strengths to our board as the Company continues to grow.”

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SeaChange Board Appoints Mary Cotton/Page 2

Focused on enabling new personal television applications, SeaChange provides software and systems that simplify the business of television and streamline the delivery of content from origination to viewers. The Company’s worldwide leadership is underscored by its strong financial position. For its 2004 fiscal year (ended Jan. 31, 2004), SeaChange’s revenues grew to $146.7 million. In the first half of its 2005 fiscal year, Company revenues reached $85 million and cash and marketable securities totaled $131.6 million.

About SeaChange

SeaChange provides digital video systems that are changing television. Its powerful server and software systems enable television operators to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Maynard, Massachusetts and has product deployment, support and sales offices throughout the world. Visit www.schange.com.

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MediaCluster is a registered trademark of SeaChange International, Inc.